Exhibit 99.1

Sino-Global Secures First Priority Ship Lien on Vessel; and Receives Fees of $225,000 in First Month of Two-Year Time Charter Agreement

NEW YORK, June 30, 2015 /PRNewswire/ -- Sino-Global Shipping America, Ltd. (NasdaqCM: SINO) ("Sino-Global" or the "Company"), a Virginia company engaged in shipping, chartering and related services, today announced that it secured a first priority ship lien from Rong Yao International Shipping Limited, a Hong Kong company (the “Vessel Seller”) on the 8,818 gross tonnage oil/chemical transportation tanker called the “Rong Zhou” (the “Vessel”), being acquired by the Company pursuant to the previously announced Asset Purchase Agreement (the “Purchase Agreement”), and received a net payment of $225,000 in the first month of operation under a previously disclosed two-year time charter agreement (“TCA”) for the Vessel which obligates the chartering party to pay Sino-Global every 15 days at a daily rate of $7,500.

In the event the acquisition of the Vessel by the Company does not occur, pursuant to the Purchase Agreement, the Vessel Seller is required to immediately pay to the Company $2.22 million in cash, the agreed value of the 1.2 million shares previously issued by the Company to the Vessel Seller as the first installment of the purchase price of the Vessel. The placing of the lien on the Vessel provides the Company with a definitive mechanism to assist the Company in obtaining the $2.22 million value of the shares issued to the Vessel Seller if the Vessel acquisition does not occur.

Mr. Lei Cao, Chief Executive Officer of Sino-Global said, "Securing a first priority ship lien helps protect the Company’s investment in the event the acquisition of the Vessel does not occur; and the TCA allows Sino-Global to realize a daily profit of $4,000.”

The Company believes, based on current expectations and information, that during the 2-year term of the TCA, the Company will generate revenues and net profit of approximately $5 million and $1.8 million, respectively.

Sino-Global intended to close on the acquisition of the Vessel by June 30, 2015, but agreed to extend the closing date in order to assist the Vessel Seller in satisfying its closing conditions pursuant to the Purchase Agreement.

Mr. Cao also stated that, “Sino-Global is actively pursuing other opportunities in the shipping and transportation industries, and the Company has identified certain opportunities consistent with the Company’s growth plans.”

About Sino-Global Shipping America, Ltd.

Founded in the United States in 2001, Sino-Global Shipping America, Ltd. is a company engaged in shipping, chartering and related services.  We are headquartered in New York with offices in Mainland China, Australia, Canada and Hong Kong.  Our current service offerings consist of shipping agency services, shipping and chartering services, inland transportation management services and ship management services.  For more information, please visit: www.sino-global.com.

Forward Looking Statements

Any statements and/or other information contained in this release that relate, directly and/or indirectly, to future plans, events or performance of the Company including, but not limited to, the Vessel acquisition, the Vessel and/or the time charter agreements, are forward-looking statements that involve risks, and uncertainties some of which are identified in Sino-Global's filings with the Securities and Exchange Commission.  Actual results, events or performance of the Company and such other about mentioned events may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof.  Sino-Global undertakes no obligation to publicly release or otherwise disclose the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information, please contact:

Mr. Michael Porter, President
Porter, LeVay and Rose
212-564-4700
Michael@plrinvest.com